Exhibit 99.1

November 1, 2005 4:30 p.m. Pacific Time
Company Press Release

Cowlitz Bancorporation/AEA Bancshares Merger is Finalized Cowlitz Announces Management

SOURCE & CONTACT: Cowlitz Bancorporation Richard J. Fitzpatrick President and Chief Executive Officer 360-423-9800

Al Shott	Karen Twietmeyer
Senior Vice President	Vice President

Longview, WA, November 1, 2005 - Cowlitz Bancorporation, (NASDAQ: CWLZ), parent company of Cowlitz Bank (www.cowlitzbank.com), today announced that it has completed the merger transaction with AEA Bancshares, Inc. and its wholly owned subsidiary bank, Asia-Europe-Americas Bank. The former Asia-Europe-Americas bank office in Seattle will operate as Bay Bank branch. Bay Bank is the assumed business name also used by Cowlitz Bank in Bellevue and Vancouver, Washington and in Portland and Wilsonville, Oregon.

"We are excited to have a presence in the Seattle market, specifically the West Lake Union area. Bay Bank is looking forward to providing a high level of service to our existing Seattle customers, as well as helping other businesses in the Seattle area achieve their greatest potential" said Richard J. Fitzpatrick, President and CEO of Cowlitz Bancorporation. "We have an extremely motivated staff in that office and are very pleased to welcome them to Cowlitz Bank."

Al Shott, Senior Vice President & Regional Manager, will manage the office, assisted by Karen Twietmeyer, Vice President and Branch Manager. Mr. Shott has been involved in community banking and business lending in the Seattle area for over twenty-five years. Ms. Twietmeyer has been a community banker for over fourteen years, the last four being at AEA Bank. "We could not be more pleased with the management we have in place", said Mr. Fitzpatrick, "They bring the expertise and knowledge to build this branch effectively."

Following the merger, Cowlitz has assets of approximately $395 million and deposits of over $330 million. Cowlitz Bancorporation expects the merger to be accretive to earnings per share in 2006.

Cowlitz Bancorporation is the holding company of Cowlitz Bank, which was established in 1977. In addition to its four branches in Cowlitz County Washington, Cowlitz Bank's divisions include Bay Bank now located in Seattle, Bellevue and Vancouver, Washington and Portland and Wilsonville, Oregon; and Bay Mortgage. Cowlitz specializes in commercial banking services for Northwest businesses, professionals, and retail customers, and offers trust services out of Longview and Vancouver, Washington, and in its Bay Bank branch in Portland, Oregon.

Forward-Looking Statements

This press release includes forward-looking statements within the meaning of the "Safe-Harbor" provisions of the Private Securities Litigation Reform Act of 1995, which management believes are a benefit to shareholders. These statements are necessarily subject to risk and uncertainty and actual results could differ materially due to certain risk factors, including those set forth from time to time in Cowlitz Bancorporation's filings with the Securities and Exchange Commission (the "SEC"). You should not place undue reliance on forward-looking statements and we undertake no obligation to update any such statement. Specific risks related to forward-looking statements in this press release include the Company's ability to effectively integrate Asia-Europe-Americas Bank into Cowlitz Bank, the Company's ability to realize significant positive impact from the acquisition, the continued strength of the local economy, continued demand for the Company's products and services, the Company's ability to maintain growth in the current interest rate environment, and the Company's ability to maintain asset quality.